Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER FISCAL

YEAR 2013 OPERATING RESULTS

ISSAQUAH, Wash., December 12, 2012—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2013, ended November 25, 2012.

Net sales for the quarter increased ten percent, to $23.20 billion from $21.18 billion during the first quarter last year. Comparable sales for the first quarter of fiscal 2013 were as follows:

12 Weeks
U.S.	7%
International	9%
Total Company	7%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales were as follows:

12 Weeks
U.S.	6%
International	7%
Total Company	6%

Net income for the quarter was $416 million, or $.95 per diluted share, compared to $320 million, or $.73 per diluted share, last year. Last year’s net income was negatively impacted by a $12 million charge (or $.03 per diluted share) related to settlement of an income tax audit of the Company’s Mexico operation, and a $17 million charge (or $.04 per diluted share) related to contributions to an initiative reforming alcoholic beverage laws in Washington State.

Costco currently operates 621 warehouses, including 448 in the United States and Puerto Rico, 85 in Canada, 32 in Mexico, 23 in the United Kingdom, 13 in Japan, nine in Taiwan, eight in Korea, and three in Australia. The Company plans to open one additional new warehouse (Gwangmyeong, Korea) before the end of calendar year 2012. The Company also operates Costco Online, electronic commerce web sites, at www.costco.com (U.S.), www.costco.ca (CN), and www.costco.co.uk (United Kingdom).

A conference call to discuss these fiscal 2013 first quarter operating results is scheduled for 7:00 a.m. (PT) today, December 12, 2012, and is available via a webcast on www.costco.com (click on Investor Relations and “Play webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 25, 2012	November 20, 2011
REVENUE
Net sales	$23,204	$21,181
Membership fees	511	447

Total revenue	23,715	21,628
OPERATING EXPENSES
Merchandise costs	20,726	18,931
Selling, general and administrative	2,332	2,144
Preopening expenses	18	10

Operating income	639	543
OTHER INCOME (EXPENSE)
Interest expense	(13)	(27)
Interest income and other, net	20	37

INCOME BEFORE INCOME TAXES	646	553
Provision for income taxes	225	225

Net income including noncontrolling interests	421	328
Net income attributable to noncontrolling interests	(5)	(8)

NET INCOME ATTRIBUTABLE TO COSTCO	$416	$320

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.96	$0.74

Diluted	$0.95	$0.73

Shares used in calculation (000’s)
Basic	433,423	434,222
Diluted	438,643	440,615
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.275	$0.240

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	November 25, 2012	September 2, 2012
ASSETS
Cash and cash equivalents	$3,897	$3,528
Short-term investments	1,679	1,326
Receivables, net	1,175	1,026
Merchandise inventories	8,152	7,096
Deferred income taxes and other current assets	502	550

Total current assets	15,405	13,526
Property and equipment, net	13,251	12,961
Other assets	667	653

TOTAL ASSETS	$29,323	$27,140

LIABILITIES AND EQUITY
Accounts payable	$8,825	$7,303
Accrued salaries and benefits	1,945	1,832
Other current liabilities	2,196	2,024
Deferred membership fees	1,169	1,101

Total current liabilities	14,135	12,260
Long-term debt, excluding current portion	1,366	1,381
Deferred income taxes and other liabilities	990	981

Total liabilities	16,491	14,622

Total Costco stockholders’ equity	12,665	12,361
Noncontrolling interests	167	157

Total equity	12,832	12,518

TOTAL LIABILITIES AND EQUITY	$29,323	$27,140

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